Exhibit 99.1

In the news release, Willbros Reports Fourth Quarter and Full Year 2014 Results from Continuing Operations, issued 31-Mar-2015 by Willbros Group, Inc. over PR Newswire, we are advised by the company that the mentions of “from continuing operations” have been removed from the first paragraph, as originally issued inadvertently. The complete, corrected release follows:

FOR IMMEDIATE RELEASE

CORRECTION: Willbros Reports Fourth Quarter and Full Year 2014 Results from Continuing Operations

•	Company obtains covenant relief from lenders, strong new equity partner

•	Total Liquidity at December 31, 2014 is $88.4 million

•	Asset sales of approximately $91 million completed in past month

•	Full year 2014 operating loss of $2.8 million

•	Company to host conference call at 8:00 AM CT, April 1, 2015

HOUSTON, TX, MARCH 31, 2015 — Willbros Group, Inc. (NYSE: WG) announced today results for the fourth quarter and full year 2014. The Company reported a net loss in the fourth quarter of $36.0 million, or $0.72 per share, on revenue of $450.7 million, compared to a net profit of $12.8 million, or $0.27 per share, on revenue of $505.1 million for the same period in 2013. The fourth quarter results included a $14.2 million, or $0.28 per share, non-cash debt extinguishment charge, and other charges of approximately $7.0 million, or $0.14 per share, associated with the investigation behind the deterioration of certain construction projects and employee severance costs associated with headcount reductions. For the full year 2014, the Company reported a net loss attributable to Willbros Group, Inc. of $79.8 million, or $1.62 per share, on revenue of $2.0 billion, compared to a net loss of $15.9 million, or $0.32 per share, on revenue of $1.9 billion in 2013, which included a non-cash debt extinguishment charge of $11.6 million, or $0.23 per share. Fiscal 2014 results included non-cash debt extinguishment charges of $15.2 million, or $0.31 per share, primarily associated with the refinancing of our credit facilities. The fourth quarter generated an operating loss of $15.1 million compared to operating income of $15.4 million in 2013, and the full year 2014 generated an operating loss of $2.8 million compared to operating income of $31.5 million in 2013.

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “Our 2014 results were impacted by challenging market conditions, losses in the regional delivery model in our Oil & Gas segment and costs we incurred to right-size the Oil & Gas segment.

“Since October we have taken decisive actions that include office closures, staff reductions and equipment sales as well as exiting the regional delivery model, which generated $49 million in losses over the last year. The restructuring we are undertaking is not without cost and our revenue levels in the Oil & Gas segment were not sufficient in the fourth quarter to offset associated trailing and indirect costs. We anticipate a similar situation in the first quarter of 2015. Our three other segments generated a positive operating performance for the year in 2014.

1 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

“In the fourth quarter we completed an assessment of the regional delivery model. In January 2015, based on this assessment and in conjunction with weakening market conditions, we made the decision to transfer the management of the regional work to our legacy pipeline and facilities business units in Oil & Gas, while winding down the regional delivery model. Today the transition of management is complete. We have bolstered the capabilities of the legacy business so we can continue to operate in all areas of the country, and we are focused on cost efficiency while we build backlog. Returning our Oil & Gas segment to profitability remains our primary objective.

“To strengthen our financial position, in the last month we have completed the sale of two non-strategic business units for approximately $91 million, before customary closing costs and adjustments. The net proceeds from these sales were used to reduce our debt. We have also identified and taken actions to reduce our consolidated G&A by $28.0 million to $32.0 million from 2014 results, on an annualized basis, and we expect to realize additional cost savings going forward. Additionally, we obtained covenant relief from our lenders through March 31, 2016. Under our covenant relief agreement, our lender received an equity position of 10.1 million shares, equivalent to 16.6 percent of the outstanding shares of our common stock immediately after closing. While dilutive to our shareholder base, we believe this is a positive event which gives us the flexibility to improve our operating performance. We expect to be leaner and to be generating positive cash flow by the end of 2015.”

Backlog (2)

At December 31, 2014, Willbros reported total backlog from continuing operations of $1.4 billion compared to $2.0 billion at December 31, 2013. Twelve month backlog of $739.7 million at December 31, 2014 decreased $74.1 million from September 30, 2014. The decrease in twelve month backlog is primarily related to the burn-off of backlog on certain significant Oil & Gas projects and the continued work-off of MSA’s, which are subject to renewal options in future years, outweighing any additions to backlog for the year. Year-end total and 12-month backlog includes $137.5 million and $87.1 million, respectively, related to the Premier and UtilX sales in the first quarter of 2015. The $74.1 million decline in 12-month backlog is primarily due to a $77.9 million decline in Oil & Gas. This is the result of exiting the regional delivery model where remaining backlog at December 31, 2014 was $23.6 million, a reduction of $72.2 million. Pipeline and facilities backlog was down by $20.5 million and downstream backlog was up $14.7 million. The Company expects reduced revenue from the pipeline and facilities service line in Q1 and Q2 of 2015, with improvement in the last half of 2015 and into 2016. Twelve-month backlog increased $41.2 million from September 30, 2014 in the Utility T&D segment, which is not being impacted by the low oil price environment. The Willbros opportunity outlook reflects total prospects for the next twelve months of $5.4 Billion.

2 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

Segment Operating Results

Oil & Gas

For the fourth quarter of 2014, the Oil & Gas segment generated revenue of $160.8 million and an operating loss of $11.9 million, a $13.8 million decline in operating income from the fourth quarter of 2013 when this segment generated $200.2 million in revenue. The fourth quarter 2014 results were negatively impacted by weak operating performance, exit costs in the regional offices and the reduced level of revenue, which did not enable full recovery of indirect costs. The segment reported an operating loss of $54.4 million for the full year on revenue of $826.1 million, primarily a result of losses in the regional service lines during the year, coupled with under recovery of costs in pipeline and downstream units.

Utility T&D

For the fourth quarter of 2014, the Utility T&D segment reported an operating loss of $1.2 million on revenue of $92.8 million compared to operating income of $1.6 million on revenue of $80.8 million in the fourth quarter of 2013. Results for the fourth quarter of 2014 reflect the impact of adverse weather which caused delays and lower productivity in both our transmission and distribution services. For the full year, operating income was $6.6 million on revenue of $363.8 million, down from operating income of $20.4 million on revenue of $387.0 million in 2013. The reduction in revenue was related to the completion of CREZ projects for Oncor in 2013 and lower transmission revenue as the segment transitions into new markets.

Canada

For the fourth quarter of 2014, the Canada segment generated operating income of $1.7 million on revenue of $91.5 million, compared to operating income of $9.5 million on revenue of $120.9 million in 2013. The decrease in revenue from $120.9 million reported in 2013 is attributed to decreased activity by customers in the oil sands region and the completion of a large capital project which bolstered 2013 results. For the full year, the segment generated operating income of $31.9 million on revenue of $404.6 million compared to $35.4 million of operating income on $445.2 million of revenue in 2013. Operating income declined in 2014 due to lower revenue and thinner margins in the second half of 2014 as operators reacted to the decline in oil prices by curtailing small capital projects and reducing spending on maintenance.

Professional Services

The Professional Services segment reported an operating loss of $3.7 million on revenue of $107.9 million in the fourth quarter compared to operating income of $2.4 million on revenue of $105.7 million in the fourth quarter of 2013. The decrease in the fourth quarter operating income reflects delays in the start of government projects and downstream engineering awards. For the full year, operating income was $13.1 million on revenues of $439.9 million in 2014 compared to operating income of $18.6 million on revenues $403.8 million in 2013.

3 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

Outlook

Lower oil prices are having the most pronounced impact on the Company’s regional delivery model, which the Company is exiting, while market demand for its core business services is steady. The outlook for the mainline pipeline construction business, as well as associated facilities and pipeline integrity work, is expected to improve in the second half of 2015 and into 2016. Willbros also believes the prospect of more natural-gas projects is a positive development for demand for its service offerings. The Company believes its business in Canada, which has exhibited strong performance since mid-2012, will continue to generate positive operating results going forward. The higher sustaining maintenance component of Canada segment backlog is viewed by the Company as positive with respect to maintaining attractive revenue levels in Canada. However, cost containment initiatives by clients in the oil sands region and foreign exchange impacts are expected to create margin pressure in the near term and to reduce revenue by ten to fifteen percent. The Professional Services segment is experiencing what the Company believes is a short term decline in its mid-stream engineering activities, but the Company expects larger, natural gas driven opportunities in the 2016 timeframe.

Market conditions experienced by the natural gas sector since 2009 have required operators and pipeline transporters to structure their operations to be profitable in a low price environment. The Company believes that these operators will continue to initiate projects to move gas to export facilities and the Gulf Coast petrochemical manufacturing centers, driving demand for its services. The Utility T&D segment is now positioned in ten states with MSA’s and work crews. The successful UT&D geographic expansion has positioned it for increased transmission construction opportunities. The pilot project to replace overhead distribution in Virginia with underground facilities is advancing successfully and offers prospective work opportunities of greater than $750.0 million over the next ten years.

Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $88.4 million at December 31, 2014. The Company had $23.3 million of cash and cash equivalents. There were no revolver borrowings. Total liquidity at March 31, 2015 is expected to remain at similar levels. “Our asset sales and the pay-down of debt, coupled with our amended credit facility and stronger balance sheet, have positioned us to accept additional new work assignments,” commented Van Welch, Willbros Chief Financial Officer.

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “We expect annual revenue to range from $1.4 to $1.6 billion in 2015. Excluding the gain from the two asset sales, we expect first quarter 2015 operating results to be lower than the fourth quarter results due to inclement weather, lower revenue and the transition underway in our Oil & Gas segment. We expect our operating results to improve in the second half of 2015.

4 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, April 1, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

What:	Willbros Fourth Quarter and 2014 Earnings Conference Call
When:	Wednesday, April 1, 2015 - 9:00 a.m. Eastern Time
How:	Live via phone - By dialing 877-404-9648 or 412-902-0030 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through April 8, 2015 and may be accessed by calling 877-660-6853 or 201-612-7415 using pass code 13605359#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

5 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Income Statement
Contract revenue
Oil & Gas	$160,822	$200,156	$826,088	$663,293
Utility T&D	92,761	80,794	363,779	386,952
Canada	91,456	120,879	404,589	445,213
Professional Services	107,946	105,665	439,871	403,780
Eliminations	(2,257)	(2,354)	(7,578)	(8,238)

	450,728	505,140	2,026,749	1,891,000

Operating expenses
Oil & Gas	172,744	198,327	880,532	706,086
Utility T&D	93,986	79,201	357,183	366,571
Canada	89,717	111,393	372,662	409,837
Professional Services	111,675	103,223	426,758	385,213
Eliminations	(2,257)	(2,354)	(7,578)	(8,238)

	465,865	489,790	2,029,557	1,859,469

Operating income (loss)
Oil & Gas	(11,922)	1,829	(54,444)	(42,793)
Utility T&D	(1,225)	1,593	6,596	20,381
Canada	1,739	9,486	31,927	35,376
Professional Services	(3,729)	2,442	13,113	18,567

Operating income (loss)	(15,137)	15,350	(2,808)	31,531

Other expense
Interest expense, net	(7,692)	(7,897)	(30,354)	(31,226)
Loss on early extinguishment of debt	(14,228)	—	(15,176)	(11,573)
Other, net	86	(319)	(367)	(732)

	(21,834)	(8,216)	(45,897)	(43,531)

Income (loss) from continuing operations before income taxes	(36,971)	7,134	(48,705)	(12,000)
Provision (benefit) for income taxes	(2,710)	7,591	6,573	14,534

Loss from continuing operations	(34,261)	(457)	(55,278)	(26,534)
Income (loss) from discontinued operations net of provision for income taxes	(1,706)	13,232	(24,549)	10,667

Net income (loss)	$(35,967)	$12,775	$(79,827)	$(15,867)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.69)	$—	$(1.12)	$(0.54)
Discontinued operations	(0.03)	0.27	(0.50)	0.22

	$(0.72)	$0.27	$(1.62)	$(0.32)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.69)	$—	$(1.12)	$(0.54)
Discontinued operations	(0.03)	0.27	(0.50)	0.22

	$(0.72)	$0.27	$(1.62)	$(0.32)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(27,858)	$70,577	$(29,126)	$13,472
Investing activities	(674)	(3,858)	38,416	26,429
Financing activities	37,421	(31,858)	1,774	(37,450)
Foreign exchange effects	(374)	(1,254)	(1,057)	(1,564)
Discontinued operations	(34,177)	(10,072)	(30,344)	(11,657)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	49,630	48,704	49,310	48,560
Diluted	49,630	48,704	49,310	48,560
Adjusted EBITDA from continuing operations(1)	$1,517	$25,093	$47,161	$73,994
Purchases of property, plant and equipment	3,391	6,051	15,082	15,471

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(34,261)	$(457)	$(55,278)	$(26,534)
Interest expense, net	7,692	7,897	30,354	31,226
Provision (benefit) for income taxes	(2,710)	7,591	6,573	14,534
Depreciation and amortization	8,835	9,155	36,245	39,030
Loss on early extinguishment of debt	14,228	—	15,176	11,573
Stock based compensation	4,246	2,339	13,617	7,066
Restructing charges	1,848	43	2,095	241
Accounting and legal fees associated with the restatements	3,413	—	3,413	—
Gain on disposal of property and equipment	(1,774)	(1,475)	(5,034)	(3,142)

Adjusted EBITDA from continuing operations (1)	$1,517	$25,093	$47,161	$73,994

	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Balance Sheet Data
Cash and cash equivalents	$23,273	$48,935	$28,274	$53,877
Working capital	205,702	195,558	205,354	206,689
Total assets	692,207	784,947	827,299	856,179
Total debt	289,030	241,207	258,103	254,094
Stockholders’ equity	113,825	147,104	149,091	161,945

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$109,840	$187,726	$315,931	$364,642
Utility T&D	803,392	799,456	946,321	872,095
Canada	188,508	247,216	255,812	285,364
Professional Services	250,574	273,144	213,557	374,824

Total Backlog	$1,352,314	$1,507,542	$1,731,621	$1,896,925

Total Backlog By Geographic Area
United States	$1,161,543	$1,257,858	$1,472,901	$1,607,562
Canada	188,508	247,216	255,812	285,364
Other International	2,263	2,468	2,908	3,999

Total Backlog	$1,352,314	$1,507,542	$1,731,621	$1,896,925

12 Month Backlog	$739,674	$813,835	$962,744	$1,065,508

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.